Exhibit 1.2

UNDERWRITING AGREEMENT

April 29, 2009

Textron Inc.

40 Westminster Street

Providence, Rhode Island 02903

Dear Sirs:

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the “Managers”) understand that Textron Inc., a Delaware corporation (the “Company”), proposes to issue and sell 20,700,000 shares (the “Firm Securities”) of common stock, par value $0.125 per share, of the Company (the “Common Stock”). The Company also proposes to grant to the underwriters named below (the “Underwriters”) an option to purchase up to an additional 3,105,000 shares of Common Stock (the “Option Securities” and, together with the Firm Securities, the “Offered Securities”).  The Offered Securities shall have such additional terms and conditions as are set forth in the final term sheet filed with the Commission pursuant to Rule 433(d), which shall be in substantially the same form as Annex I attached hereto (the “Final Term Sheet”), and the Final Term Sheet, together with any Issuer Free Writing Prospectuses identified on Annex II attached hereto, shall each be considered a “Permitted Free Writing Prospectus” as such term is defined in the Standard Provisions (as defined below).

Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the number of Firm Securities set forth opposite their names below at a price of $10.0275 per share of Common Stock (the “Purchase Price”).

Underwriters	Number of Firm Securities
Goldman, Sachs & Co.	7,417,496
J.P. Morgan Securities Inc.	7,417,496
Barclays Capital Inc.	733,126
Citigroup Global Markets Inc.	733,126
Credit Suisse Securities (USA) LLC	733,126
Deutsche Bank Securities Inc.	733,126
HSBC Securities (USA) Inc.	733,126
Merrill Lynch, Pierce, Fenner & Smith Incorporated	733,126
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	733,126
UBS Securities LLC	733,126
Total:	20,700,000

In addition, the Company hereby agrees to sell the Option Securities to the Underwriters, and the Underwriters, subject to the terms and conditions set forth herein or incorporated by reference herein, shall have the option to purchase, severally and not jointly, from the Company the Option Securities at the Purchase Price.

If any Option Securities are to be purchased, the number of Option Securities to be purchased by each Underwriter shall be the number of Option Securities which bears the same ratio to the number of Option Securities being purchased as the number of Firm Securities set forth opposite the name of such Underwriter in the table above (or such number increased as set forth in Article VIII of the Standard Provisions) bears to the number of Firm Securities being purchased from the Company by the several Underwriters, subject, however, to such adjustments to eliminate any fractional shares as the Managers in their sole discretion shall make.

The Underwriters may exercise the option to purchase Option Securities at any time in whole, or from time to time in part, on or before the thirtieth day following the date of the Prospectus (the “Option Expiration Date”), by written notice from the Managers to the Company.  Such notice shall set forth the number of Option Securities as to which the option is being exercised and the date and time when the Option Securities are to be delivered and paid for (each, an “Option Closing Date”), which may be the same date and time as the Initial Closing Date but shall not be earlier than the Initial Closing Date or later than the fifth full business day after the date of such notice.  Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.

The time and date of the payment for and delivery of the Firm Securities pursuant to Article III of the Standard Provisions, shall be at 10:00 A.M. (New York time) on May 5, 2009, or at such other time or date as shall be determined by agreement between the Company and the Managers (such date and time of delivery and payment for the Firm  Securities called the “Initial Closing Date” and, together with any Option Closing Date, each a “Closing Date”). The documents required to be delivered by Article IV of the Standard Provisions shall be delivered on each Closing Date to the office of Mayer Brown LLP, counsel for the Underwriters, at 71 South Wacker Drive, Chicago, Illinois  60606, or at such other place as shall be determined by agreement between the Company and the Managers.

All the provisions contained in the document entitled “Textron Inc. Underwriting Agreement Standard Provisions (Common Stock)”, dated April 29, 2009 (the “Standard Provisions”), a copy of which is attached as Annex III hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.  The Registration Statement referred to in

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Section I of the Standard Provisions is Registration No. 333-152562. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Standard Provisions.

In addition to the conditions contained in Article IV of the Standard Provisions, the obligations of the Underwriters’ to purchase the Offered Securities shall be subject to the following: Paragraph (d) of Article IV of the Standard Provisions, governing the opinion of the special counsel for the Company, will be modified to include an opinion to the effect that the statements set forth in the Disclosure Package and the Prospectus under the caption “Description of convertible note hedge and warrant transactions,” to the extent that such statements purport to constitute summaries of the legal matters or the agreements referred to therein, are accurate in all material respects. In addition, such opinion shall state that such counsel has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company and with representatives of the Underwriters and counsel for the Underwriters at which the contents of the Registration Statement, the Disclosure Package and the Prospectus and related matters were discussed and on the basis of the foregoing, no facts have come to the attention of such counsel that cause such counsel to believe that (i) the Registration Statement, at the Effective Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Prospectus, as of its date and, as amended or supplemented, if applicable, as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the Disclosure Package, as of the Execution Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that such counsel need not express any opinion as to the financial statements, schedules and other financial, accounting and statistical data that has been included in or excluded from the Registration Statement, the Disclosure Package or the Prospectus.

In addition to the Company’s covenants in Article V of the Standard Provisions, the Company further covenants that for a period of 90 days after the date of the Prospectus, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Managers. The foregoing sentence shall not apply to (a) the Offered Securities to be sold hereunder and any shares of Common Stock of the Company issued upon conversion of the Offered Securities, (b) the Common Stock to be sold in the Company’s concurrent offering of Common Stock, (c) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security in each such case outstanding on the date hereof and referred to in the Disclosure Package and the Prospectus or granted in accordance with clause (d) of this paragraph or issued in accordance with the agreements referred to in the Disclosure Package and the

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Prospectus under the caption “Description of convertible note hedge and warrant transactions,” (d) any shares of Common Stock issued, or options to purchase common stock granted, pursuant to existing equity compensation plans described in the Disclosure Package and the Prospectus or (e) any shares of Common Stock contributed to the Company’s 401(k) plans in effect as of the date hereof, based on a dollar amount that is consistent with the Company’s prior contributions to such plans.

All communications hereunder will be in writing and effective only on receipt, and, if sent to the Manager, will be mailed, delivered or telefaxed to J.P. Morgan Securities Inc., 383 Madison Avenue, 4th Floor, New York, NY 10179, Attention: Equity Syndicate Desk, facsimile: (212) 622-8358 and to Goldman, Sachs & Co., 85 Broad Street, 23rd Floor, New York, New York 10004, Attention: Registration Department, facsimile: (212) 902-3000; or, if sent to the Company, will be mailed, delivered or telefaxed to Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, Attention: Mary F. Lovejoy, Vice President and Treasurer, facsimile: (401) 457-3533.

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Very truly yours,

		By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

J.P. MORGAN SECURITIES INC.

		By:	/s/ Bill Contente
		Name:	Bill Contente
		Title:	Managing Director

On behalf of the several Underwriters

Accepted:

TEXTRON INC.

By:	/s/ Mary F. Lovejoy
Name: Mary F. Lovejoy
Title: Vice President and Treasurer

Common Stock UA Signature Page

Annex I

Form of Final Term Sheet

Pricing Term Sheet	Filed pursuant to Rule 433
dated April 29, 2009	Registration File No. 333-152562
Supplementing the Preliminary
Prospectus Supplements
dated April 28, 2009
(To Prospectus dated July 28, 2008)

Textron Inc.
Concurrent Offerings of

20,700,000 Shares of Common Stock, par value $0.125 per share
(the “Common Stock Offering”)

and

$540,000,000 principal amount of
4.50% Convertible Senior Notes due 2013
(the “Convertible Senior Notes Offering”)

The information in this pricing term sheet relates only to the Common Stock Offering and Convertible Senior Notes Offering and should be read together with (i) the preliminary prospectus supplement dated April 28, 2009 relating to the Common Stock Offering, including the documents incorporated by reference therein, (ii) the preliminary prospectus supplement dated April 28, 2009 relating to the Convertible Senior Notes Offering, including the documents incorporated by reference therein, and (iii) the related base prospectus dated July 28, 2008, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-152562.

Issuer:	Textron Inc., a Delaware corporation.

Ticker / Exchange for Common Stock:	TXT / The New York Stock Exchange (“NYSE”).

Trade Date:	April 29, 2009.

Settlement Date:	May 5, 2009.

Common Stock Offering

Title of Securities:	Common stock, par value $0.125 per share, of the Issuer.

Shares Offered and Sold:	20,700,000 (or a total of 23,805,000 if the underwriters exercise their option to purchase up to 3,105,000 additional shares of the Issuer’s common stock in full).

Public Offering Price:	$10.50 per share / approximately $217.4 million total (excluding the underwriters’ option to purchase up to 3,105,000 additional shares of the Issuer’s common stock).

Underwriting Discounts and Commissions:	$0.4725 per share / approximately $9.8 million total (excluding the underwriters’ option to purchase up to 3,105,000 additional shares of the Issuer’s common stock).

Proceeds, Before Expenses, to the Issuer:	$10.0275 per share / approximately $207.6 million total (excluding the underwriters’ option to purchase up to 3,105,000 additional shares of the Issuer’s common stock).

Use of Proceeds:

The Issuer estimates that the net proceeds from the Common Stock Offering will be approximately $207.6 million ($238.7 million if the underwriters exercise their option to purchase up to 3,105,000 additional shares of the Issuer’s common stock in full), after deducting the underwriting discounts and commissions and before estimated offering expenses payable by the Issuer. The Issuer intends to use approximately $40.5 million of the net proceeds from the Common Stock Offering for the cost of the convertible note hedge transactions after such cost is partially offset from the sale of the warrant transactions. The Issuer intends to use the remainder of the net proceeds from the Common Stock Offering, together with the net proceeds from the Convertible Senior Notes Offering, to increase the Issuer’s liquidity and for general corporate purposes, including the repayment of consolidated debt.

Estimated Net Proceeds:

The Issuer expects to raise approximately $731.4 million in net proceeds from the Convertible Senior Notes Offering and the Common Stock Offering, after deducting the underwriting discounts and commissions and before estimated offering expenses payable by the Issuer, assuming no exercise of either the underwriters’ option to purchase up to 3,105,000 additional shares of the Issuer’s common stock in the Common Stock Offering or the underwriters’ option to purchase up to $60,000,000 principal amount of Convertible Senior Notes in the Convertible Senior Notes Offering.

Capitalization:	The following table replaces the table set forth on page S-29 of the preliminary prospectus supplement for the Common Stock Offering:

	As of April 4, 2009
	(unaudited)
($ in millions)	Actual	As adjusted(1)	As further adjusted(2)

Cash and cash equivalents	$1,691	$1,858	$2,382
Manufacturing group:
Current portion of long-term debt and short-term debt	$5	$5	$5
Convertible senior notes	—	—	540
Other long-term debt	2,870	2,870	2,870
Total Manufacturing debt	2,875	2,875	3,415
Total Finance debt	7,954	7,954	7,954
Total debt	10,829	10,829	11,369
Shareholders’ equity:
Capital stock	34	37	37
Capital surplus	1,127	1,291	1,291
Retained earnings	3,106	3,106	3,106
Accumulated other comprehensive loss	(1,423)	(1,423)	(1,423)
Cost of treasury shares	(376)	(376)	(376)
Total shareholders’ equity	2,468	2,635	2,635
Total capitalization	$13,297	$13,464	$14,004

(1) After giving effect to the issuance and sale of the 20,700,000 shares of the Issuer’s common stock in the Common Stock Offering, after deducting the underwriting discounts and commissions and before offering expenses payable by the Issuer (assuming no exercise of the underwriters’ option to purchase up to 3,105,000 additional shares of the Issuer’s common stock) and after the application of the net proceeds in the manner described under “Use of proceeds” in the preliminary prospectus supplement for the Common Stock Offering.

(2) After giving effect to the issuance and sale of $540,000,000 principal amount of the Convertible Senior Notes, after deducting the underwriting discounts and commissions and before offering expenses payable by the Issuer (assuming no exercise of the underwriters’ over-allotment option to purchase up to $60,000,000 principal amount of additional Convertible Senior Notes).

Commissions and Discounts:

The underwriters have advised the Issuer that they propose to initially offer the shares of the Issuer’s common stock directly to the public at the Public Offering Price and to dealers at that price less a concession not in excess of $0.2677 per share. After the initial public offering of the shares of the Issuer’s common stock to the public, the Public Offering Price and other selling terms may be changed by the underwriters.

The following table shows the Public Offering Price, underwriting discounts and commissions and proceeds to the Issuer, before estimated offering expenses payable by the Issuer. The information assumes either no exercise or full exercise by the underwriters of their option to purchase up to 3,105,000 additional shares of the Issuer’s common stock.

	Per share	Without option	With option
Public offering price	$10.5000	$217,350,000.00	$249,952,500.00
Underwriting discount	$0.4725	$9,780,750.00	$11,247,862.50
Proceeds, before expenses, to the Issuer	$10.0275	$207,569,250.00	$238,704,637.50

The expenses of the Common Stock Offering and the Convertible Senior Notes Offering, not including the underwriting discounts and commissions, are estimated to be $600,000 and are payable by the Issuer.

Joint Book-Running Managers:	Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

Co-Managers:

Citigroup Global Markets Inc, Barclays Capital Inc, UBS Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and The Bank of Tokyo Mitsubishi UFJ, Ltd.

Convertible Senior Notes Offering

Convertible Senior Notes:	4.50% Convertible Senior Notes due 2013.

Aggregate Principal Amount Offered:

$540,000,000 principal amount of Convertible Senior Notes (or a total of $600,000,000 principal amount of Notes if the underwriters’ over-allotment option to purchase up to $60,000,000 principal amount of additional Convertible Senior Notes is exercised in full).

Public Offering Price:	$1,000 per Note / $540 million total.

Underwriting Discounts and Commissions:	$30 per Note / $16.2 million total.

Proceeds, Before Expenses, to the Issuer:	$970 per Note / $523.8 million total.

Maturity:	The Convertible Senior Notes will mature on May 1, 2013, unless earlier converted or repurchased by the Issuer at the holder’s option upon a fundamental change.

Interest Rate:	4.50% per year.

Interest Payment Dates:

Interest will accrue from the Settlement Date or from the most recent date to which interest has been paid or duly provided for, and will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2009, to holders of record at 5:00 p.m., New York City time, on the immediately preceding April 15 or October 15, as the case may be.

NYSE Closing Stock Price on April 29, 2009:	$10.81 per share of the Issuer’s common stock.

Reference Price:	$10.50 per share of the Issuer’s common stock, the Public Offering Price per share in the Common Stock Offering.

Conversion Premium:	25% above the Reference Price.

Initial Conversion Price:	Approximately $13.1250 per share of the Issuer’s common stock.

Initial Conversion Rate:	76.1905 shares of the Issuer’s common stock per $1,000 principal amount of the Convertible Senior Notes.

Conversion Trigger Price:	Approximately $17.0625, which is 130% of the Initial Conversion Price.

Settlement Method Election Deadline:	The references to “February 18, 2013” on page S-49 of the preliminary prospectus supplement for the Convertible Senior Notes Offering shall be replaced with “February 15, 2013.”

Use of Proceeds:

The Issuer estimates that the net proceeds from the Convertible Senior Notes Offering will be approximately $523.8 million (or a total of approximately $582.0 million if the underwriters’ over-allotment option to purchase up to $60,000,000 principal amount of additional Convertible Senior Notes is exercised in full), after deducting the underwriting discounts and commissions and before estimated offering expenses. The Issuer intends to use the net proceeds from the Convertible Senior Notes Offering and the Common Stock Offering to increase the Issuer’s liquidity and for general corporate purposes, including the repayment of consolidated debt.  The Issuer intends to use approximately $40.5 million of the net proceeds from the Common Stock Offering for the cost of the convertible note hedge transactions after such cost is partially offset from the sale of the warrant transactions.

Capitalization:	The following table replaces the table set forth on page S-39 of the preliminary prospectus supplement for the Convertible Senior Notes Offering:

	As of April 4, 2009
	(unaudited)
($ in millions)	Actual	As adjusted(1)	As further adjusted(2)

Cash and cash equivalents	$1,691	$2,215	$2,382
Manufacturing group:
Current portion of long-term debt and short-term debt	$5	$5	$5
Convertible senior notes offered hereby	—	540	540
Other long-term debt	2,870	2,870	2,870
Total Manufacturing debt	2,875	3,415	3,415
Total Finance debt	7,954	7,954	7,954

Total debt	10,829	11,369	11,369

Shareholders’ equity:
Capital stock	34	34	37
Capital surplus	1,127	1,127	1,291
Retained earnings	3,106	3,106	3,106
Accumulated other comprehensive loss	(1,423)	(1,423)	(1,423)
Cost of treasury shares	(376)	(376)	(376)
Total shareholders’ equity	2,468	2,468	2,635
Total capitalization	$13,297	$13,837	$14,004

(1) After giving effect to the issuance and sale of $540,000,000 principal amount of the Convertible Senior Notes in the Convertible Senior Notes Offering, after deducting the underwriting discounts and commissions and before estimated offering expenses payable by the Issuer (assuming no exercise of the underwriters’ over-allotment option to purchase up to $60,000,000 principal amount of additional Convertible Senior Notes). (2) After giving effect to the issuance and sale of 20,700,000 shares of the Issuer’s common stock in the Common Stock Offering, after deducting the underwriting discounts and commissions and before estimated offering expenses payable by the Issuer (assuming no exercise of the underwriters’ option to purchase up to 3,105,000 additional shares of the Issuer’s common stock) and after the application of the net proceeds in the manner described under ‘‘Use of proceeds’’ in the preliminary prospectus supplement for the Convertible Senior Notes Offering.

Commissions and Discounts:

The underwriters have advised the Issuer that they propose to initially offer the Convertible Senior Notes at a price of 100% of the principal amount of the Notes, plus accrued interest from the Settlement Date, if any, and to dealers at that price less a concession not in excess of 1.5% of the principal amount of the Notes, plus accrued interest from the Settlement Date, if any. The following table shows the Public Offering Price, underwriting discounts and commissions and proceeds to the Issuer, before estimated offering expenses payable by the Issuer. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Note	Without Option	With Option
Public offering price	100%	$540,000,000	$600,000,000
Underwriting discount	3%	$16,200,000	$18,000,000
Proceeds, before expenses, to the Issuer	97%	$523,800,000	$582,000,000

The expenses of the Convertible Senior Notes Offering and the Common Stock Offering, not including the underwriting discounts and commissions, are estimated to be $600,000 and are payable by the Issuer.

Joint Book-Running Managers:	Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

Co-Managers:

HSBC Securities (USA) Inc., The Bank of Tokyo Mitsubishi UFJ, Ltd., Merrill Lynch, Pierce Fenner & Smith Incorporated, Citigroup Global Markets Inc, Barclays Capital Inc, Deutsche Bank Securities Inc., UBS Securities LLC and Credit Suisse Securities (USA) LLC.

CUSIP Number:	882303 BN0

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change:

The following table sets forth the number of additional shares of the Issuer’s common stock by which the conversion rate shall be increased for certain conversions in connection with a make-whole fundamental change based on the stock price and effective date for such make-whole fundamental change:

Stock Price
Effective Date	$10.50	$11.00	$12.00	$14.00	$16.00	$18.00	$20.00	$22.00	$24.00	$26.00	$30.00	$40.00	$50.00	$60.00	$80.00	$100.00

May 5, 2009	19.0476	17.5421	14.6253	10.6336	8.1267	6.4612	5.3008	4.4544	3.8158	3.3145	2.5816	1.5316	0.9661	0.6172	0.2334	0.0570
May 1, 2010	19.0476	16.5446	13.4495	9.3539	6.8968	5.3392	4.3069	3.5805	3.0469	2.6387	2.0538	1.2237	0.7718	0.4891	0.1752	0.0314
May 1, 2011	19.0476	15.5067	12.0861	7.7414	5.3405	3.9464	3.0900	2.5287	2.1401	1.8525	1.4494	0.8764	0.5548	0.3491	0.1163	0.0072
May 1, 2012	19.0476	14.7186	10.3462	5.4842	3.2037	2.1239	1.5838	1.2832	1.0933	0.9579	0.7652	0.4717	0.2979	0.1833	0.0480	0.0000
May 1, 2013	19.0476	14.7186	7.1429	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year. If the stock price is:

greater than $100.00 per share (subject to adjustment), the conversion rate will not be increased; or

less than $10.50 per share (subject to adjustment), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number of shares of the Issuer’s common stock issuable upon conversion exceed 95.2381 per $1,000 principal amount of the Convertible Senior Notes (which number shall equal the quotient obtained by dividing $1,000 by the closing sale price of the Issuer’s common stock on the Pricing Date), subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rate adjustments” in the preliminary prospectus supplement dated April 28, 2009 for the Convertible Senior Notes Offering.

Convertible Note Hedge and Warrant Transactions

Convertible Note Hedge and Warrant Transactions:

The convertible note hedge transactions cover, subject to anti-dilution adjustments, approximately 41,142,870 shares of the Issuer’s common stock. Separately and concurrently with entering into the convertible note hedge transactions, the Issuer entered into warrant transactions whereby the Issuer sold to each of the hedge counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately 41,142,870 shares of the Issuer’s common stock. The warrant transactions have an initial strike price equivalent to 150% of the Reference Price. The cost of the convertible note hedge transactions, after being partially offset by the proceeds from the sale of the warrants, was approximately $40.5 million.

The Issuer has filed a registration statement (including preliminary prospectus supplements each dated April 28, 2009 and an accompanying prospectus dated July 28, 2008) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the relevant preliminary prospectus supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004, call toll-free (866) 471-2526, or fax (212) 902-9316, or email prospectus-ny@ny.email.gs.com; or from

J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002.

This communication should be read in conjunction with the preliminary prospectus supplements dated April 28, 2009 and the accompanying prospectus. The information in this communication supersedes the information in the relevant preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Annex II

Issuer Free Writing Prospectuses

1.  Press release, dated April 28, 2009, filed with the Commission on April 29, 2009 pursuant to Rule 433(d).

II-1

Annex III

Textron Inc. Underwriting Agreement Standard Provisions (Common Stock)

II-2

TEXTRON INC.

UNDERWRITING AGREEMENT

STANDARD PROVISIONS (COMMON STOCK)

Dated: April 29, 2009

From time to time, Textron Inc., a Delaware corporation (the “Company”), may enter into one or more underwriting agreements that provide for the sale of shares of the Company’s common stock, $.125 par value per share (the “Common Stock”), to the several underwriters named therein. The standard provisions set forth herein may be incorporated by reference in any such underwriting agreement relating to the Offered Securities referred to below (the “Underwriting Agreement”). The Underwriting Agreement, including the provisions incorporated therein by reference, is herein referred to as this Agreement. Unless defined in Article X hereof or otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

I.

The Company has filed with the Securities and Exchange Commission (the “Commission”) the registration statement, including a prospectus relating to the Common Stock, on Form S-3 that is identified in the Underwriting Agreement and has filed with, or will file with, the Commission pursuant to Rule 424 a prospectus supplement specifically relating to the shares of the Common Stock offered thereby (the “Offered Securities”). Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 that were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Prospectus, as the case may be, deemed to be incorporated therein by reference.

II.

The Company is advised by the Managers that the several Underwriters propose to make a public offering of their respective portions of the Offered Securities as soon after this Agreement is entered into as in the Managers’ judgment is advisable. The terms of the public offering of the Offered Securities are set forth in the Prospectus.

III.

Payment for the Offered Securities shall be made by wire transfer of immediately available funds to an account designated by the Company, upon delivery to the Managers for the respective accounts of the several Underwriters of the Offered Securities registered in such names and in such denominations as the Managers shall request in writing not less than two full business days prior to the date of delivery. Delivery of the Offered Securities shall be made through the facilities of The Depository Trust Company unless the Managers shall otherwise instruct.

IV.

The obligations of the Underwriters to purchase the Offered Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)           The Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by paragraph (c) of Article V hereof, and any other material required to be filed by the Company pursuant to Rule 433(d), shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)           Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto):

(i)            there shall have been no material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package and the Prospectus (exclusive of any supplement thereto); and the Managers shall have received, on the Closing Date, a certificate, dated the Closing Date and signed by an executive officer of the Company, to the foregoing effect. Such certificate will also provide that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date. The officer making such certificate may rely upon the best of his or her knowledge as to proceedings pending or threatened;

(ii)           there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2); and

(iii)          there shall not have occurred any change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package and the Prospectus (exclusive of any supplement thereto) that, in the judgment of the Managers, is material and adverse and that makes it, in the judgment of the Managers, impracticable to market the Offered Securities on the terms and in the manner contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(c)           The Managers shall have received on the Closing Date an opinion of counsel for the Company identified in Exhibit A hereto, dated the Closing Date, to the effect set forth in Exhibit A.

(d)           The Managers shall have received on the Closing Date an opinion of special counsel for the Company, dated the Closing Date, confirming that (i) the statements, if any, contained in the Prospectus under the caption “Certain United States Federal Income Tax Consequences” (or such other caption substantially similar thereto), to the extent that such statements purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects, (ii) the statements in the Prospectus under “Description of Capital Stock” (or such other caption substantially similar thereto), to the extent that such statements purport to constitute summaries of the Offered Securities, are accurate in all material respects and (iii) the Registration Statement and the Prospectus (other than the financial statements and other financial and statistical information that is contained or incorporated by reference therein, as to which such counsel need express no opinion), at the applicable times specified therein, appeared on their face to be appropriately responsive in all material respects to the applicable requirements of the Act.

(e)           The Managers shall have received on the Closing Date an opinion of counsel for the Underwriters, dated the Closing Date, with respect to the issuance and sale of the Offered Securities, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Managers may reasonably require.

(f)            The Managers shall have received on the date of the Underwriting Agreement and on the Closing Date a letter, dated such dates, in form and substance satisfactory to the Managers, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement, the Disclosure Package and the Prospectus; provided, that the letter delivered on the Closing Date shall use a “cut-off” date no more than three Business Days prior to the Closing Date.

(g)           The Offered Securities to be delivered on the Closing Date shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

If any of the conditions specified in this Article IV shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be satisfactory in form and substance to the Managers and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Managers. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

V.

In further consideration of the agreements of the Underwriters contained in this Agreement, the Company covenants as follows:

(a)           To furnish to each of the Managers, without charge, one conformed copy of the Registration Statement (excluding exhibits and materials, if any, incorporated by reference therein) and, so long as delivery of a prospectus relating to the Offered Securities by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), to furnish the Managers, without charge, as many copies of each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus and any supplements and amendments thereto as the Managers may reasonably request.

(b)           Prior to the termination of the offering of the Offered Securities, the Company will not file any amendment of the Registration

Statement or supplement (including the Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished to the Managers a copy for their review prior to filing and will not file any such proposed amendment or supplement to which the Managers reasonably object. The Company will cause the Prospectus and any supplement thereto to be filed in a form approved by the Managers with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Managers of such timely filing. The Company will promptly advise the Managers (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Offered Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice pursuant to Rule 401(g)(2) or objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement become effective as soon as practicable.

(c)           To prepare a final term sheet, if any, containing solely a description of final terms of the Offered Securities and the offering thereof, in the form approved by the Managers and attached as a schedule to the Underwriting Agreement and to file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(d)           If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, the Company will (i) notify promptly the Managers so that any use of the Disclosure Package may cease until it is amended or supplemented, (ii) amend or supplement the Disclosure Package to correct such statement or omission and (iii) supply any amendment or supplement to the Managers in such quantities as they may reasonably request.

(e)           If, at any time when a prospectus relating to the Offered Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made at such time, not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act, including in connection with the use or delivery of the Prospectus, the Company promptly will (i) notify the Managers of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (b) of this Article V, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement become effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Managers in such quantities as the Managers may reasonably request.

(f)            To qualify the Offered Securities for offer and sale under the securities or blue sky laws of such jurisdictions as the Managers shall reasonably request and to pay all expenses (including reasonable fees and disbursements of counsel) in connection with such qualification and in connection with the determination of the eligibility of the Offered Securities for investment under the laws of such jurisdictions as the Managers may designate.

(g)           To make generally available to the Company’s security holders as soon as practicable an earnings statement covering a twelve-month period beginning after the date of the Underwriting Agreement, which shall satisfy the provisions of Section 11(a) of the Act.

(h)           The Company will, whether or not any sale of the Offered Securities is consummated, pay all expenses incident to the performance of its obligations under this Agreement, including the fees and disbursements of its accountants and counsel, the cost of printing and delivery of the Registration Statement, each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and all amendments thereof and supplements thereto, this Agreement and all other documents relating to the offering, the cost of preparing, printing, packaging and delivering the Offered Securities, the fees and expenses incurred in connection with the listing of the Offered Securities on the New York Stock Exchange, the cost and charges of any transfer agent and any registrar and the fees and disbursements, including reasonable fees of counsel, incurred in connection with the qualification of the Offered Securities for sale and determination of eligibility for investment of the Offered Securities under the securities or blue sky laws of each such jurisdiction as the Managers may reasonably designate.

(i)            During the period beginning on the date of the Underwriting Agreement and continuing to and including the date set forth in the Underwriting Agreement, not to offer, sell, contract to sell or otherwise dispose of, or enter into such other transactions with respect to, any shares of the Common Stock, or such other securities of the Company, as are set forth in the Underwriting Agreement, without the prior written consent of the Managers.

(j)            The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(j)            The Company agrees that, unless it has or shall have obtained the prior written consent of the Managers, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than a free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to paragraph (c) of Article V hereof; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses identified in the Underwriting Agreement and any electronic road show. Any such free writing prospectus consented to by the Managers or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(j)            To use its best efforts to list, subject only to official notice of issuance, the Offered Securities on the New York Stock Exchange.

VI.

The Company represents and warrants to each Underwriter that:

(a)           The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed the Registration Statement with the Commission for registration under the Act of the offering and sale of the Offered Securities. The Registration Statement has become effective. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and, to the Company’s knowledge, no proceeding for that purpose against the Company or related to the offering has been initiated or threatened by the Commission. The Company may have filed with the Commission, pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Offered Securities, each of which has previously been furnished to the Managers. The Company will file with the Commission a final prospectus supplement relating to the Offered Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act, and, except to the extent the Managers shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Managers prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

(b)           On each Effective Date, the Registration Statement did, and when the Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date, the Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the Exchange Act; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; as of its date and on the Closing Date, the Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility (Form T-1) under the Trust Indenture Act of 1939, as amended, or (ii) the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Managers specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in paragraph (b) of Article VII hereof.

(c)           As of the Execution Time, (i) the Disclosure Package and (ii) each electronic road show, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in paragraph (b) of Article VII hereof.

(d)           The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405). At the time of (i) the initial filing of the Registration Statement, (ii) the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus) and (iii) any offer relating to the Offered Securities in reliance on the exemption of Rule 163 made by the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)), the Company was a “well known seasoned issuer” (as defined in Rule 405), including not having been an “ineligible issuer” (as defined in Rule 405) without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered such an ineligible issuer. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e)           Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to paragraph (c) of Article VI hereof does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in paragraph (b) of Article VII hereof.

(f)            The documents incorporated by reference in the Disclosure Package and the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, and none of such documents contained any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement and the Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, then in effect and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)           There has not been any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package and the Prospectus.

(h)           The execution and delivery of, and the performance by the Company of its obligations under, this Agreement have been duly authorized by the Company, and this Agreement has been duly executed and delivered by the Company.

(j)            The Offered Securities have been duly authorized and, when delivered pursuant to the provisions of this Agreement against payment therefor as described in the Disclosure Package and the Prospectus, will be validly issued, fully paid and nonassessable; the issuance of the Offered Securities will not be subject to any preemptive or similar rights; and the Offered Securities will conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Prospectus.

(k)           The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Prospectus, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify does not have a material adverse effect on the condition, financial or otherwise, earnings, business or operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(l)            Each of Bell Helicopter Textron Inc., Textron Financial Corporation and The Cessna Aircraft Company (collectively, the “Significant Subsidiaries”) is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Prospectus, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify does not have a Material Adverse Effect. Except as disclosed in the Disclosure Package and the Prospectus, the Company owns of record, directly or indirectly, all of the outstanding shares of capital stock of each of the Significant Subsidiaries free and clear of any lien, adverse claim, security interest, equity or other encumbrance.

(m)          The execution and delivery of this Agreement by the Company, the issuance and sale of the Offered Securities and the consummation of the transactions contemplated herein and therein will not contravene any (i) provision of applicable law, (ii) the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or (iii) any other agreement or instrument binding upon the Company or any of the Company’s Significant Subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or such Significant Subsidiaries, except, in the case of clauses (i) and (iii) such contraventions as would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or thereby, and no consent, approval or authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, and the consummation of the transactions contemplated hereby or thereby, except such as are required pursuant to state securities or blue sky laws.

(n)           The statements under the captions “Description of Capital Stock,” “Underwriting” and “Plan of Distribution” (or such other captions substantially similar thereto) in the Prospectus insofar as they constitute a summary of this Agreement and the Offered Securities, fairly present the information called for by Form S-3 with respect to such documents.

(o)           The statements included under the caption “Legal Proceedings” (or such other caption substantially similar thereto) in the Company’s most recent Annual Report on Form 10-K incorporated by reference in the Registration Statement and the Prospectus insofar as they describe statements of law or legal conclusions are accurate and fairly present the information required to be shown therein as of the date of filing of such report with the Commission.

(p)           Except as disclosed in the Disclosure Package and the Prospectus, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a Material Adverse Effect.

(q)           Since the date as of which information is given in the Disclosure Package and the Prospectus, there has not been (i) any material change in the capital stock (other than changes pursuant to open market or repurchase plans or employee benefit plans or changes resulting from the conversion or redemption of outstanding shares of preferred stock or convertible debt) or long-term debt of the Company and its subsidiaries, taken as a whole, or (ii) any material adverse change, or any development known to the Company that is reasonably likely to result in a material adverse change, in or affecting the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Disclosure Package and the Prospectus.

(r)            The accountants who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Disclosure Package and the Prospectus are independent registered public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

(s)           The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Preliminary Prospectus, the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(t)            The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Disclosure Package and the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(u)           Except as disclosed in the Disclosure Package and the Prospectus, no labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is imminent or, to the knowledge of the Company, is threatened that could reasonably be expected to have a Material Adverse Effect.

(v)           Except as disclosed in the Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

(w)          There is and has been no failure on the part of the Company and, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 thereof relating to loans and Sections 302 and 906 thereof relating to certifications.

(x)            The Company maintains a system of internal accounting control over financial reporting with respect to itself and its consolidated subsidiaries sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Disclosure Package and the Prospectus, the

Company’s internal control over financial reporting was effective as of the date of the most recent audited balance sheet in the Company’s most recent Annual Report on Form 10-K incorporated by reference in the Preliminary Prospectus, the Prospectus and the Registration Statement and the Company is not aware of any material weakness in its internal control over financial reporting.

(y)           The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); based on the evaluation of these disclosure controls and procedures, except as disclosed in the Disclosure Package and the Prospectus, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the date of the most recent balance sheet incorporated by reference in the Preliminary Prospectus, the Prospectus and the Registration Statement.

(z)            Except as disclosed in the Disclosure Package and the Prospectus, (i) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and (ii) the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(aa)         Except as disclosed in the Disclosure Package and the Prospectus, the operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(bb)         Except as disclosed in the Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(cc)         The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(dd)         The Company has an authorized capitalization as set forth in the Registration Statement, the Disclosure Package and the Prospectus under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any preemptive or similar rights; except as described in or expressly contemplated by the Disclosure Package and the Prospectus, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus; and all the outstanding shares of capital stock or other equity interests of each Significant Subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(ee)         No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Offered Securities.

(ff)           Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, the Disclosure Package and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

Any certificate signed by any officer of the Company and delivered to the Managers or counsel for the Underwriters in connection with the offering of the Offered Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

VII.

(a)           The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Offered Securities as originally filed or in any amendment thereof, or the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Offered Securities, the Prospectus or any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) or the information contained in the final term sheet required to be prepared and filed pursuant to paragraph (c) of Section V hereof, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Managers specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in paragraph (b) of Article VII hereof.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)                                 Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Managers specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability that any Underwriter may otherwise have. The Company acknowledges that (i) the sentences related to concessions and reallowances, (ii) the paragraphs related to stabilization, syndicate covering transactions and penalty bids and (iii) the sentence on the cover page regarding the date on which the Underwriters expect to deliver the Offered Securities in any Preliminary Prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus.

(c)                                  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such proceeding and it has been materially prejudiced by such failure and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or relating proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers in the case of parties indemnified pursuant to the second preceding paragraph and by the Company in the case of parties indemnified pursuant to the first preceding paragraph. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party unless such settlement (A) includes an unconditional release of such indemnified party from all liability on claims that are the subject matters of such proceeding and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)                                 If the indemnification provided for in this Article VII is unavailable to an indemnified party under the second or third paragraphs hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other in connection with the offering of the Offered Securities shall be deemed to be in the same proportion as the total net proceeds from the offering of such Offered Securities (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters in respect thereof. The relative fault of the Company on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Article VII were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article VII, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten and distributed to the public by such Underwriter were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Article VII are several, in proportion to the respective principal amounts of Offered Securities purchased by each of such Underwriters, and not joint. For purposes of this Article VII, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

The indemnity and contribution agreements contained in this Article VII and the representations and warranties of the Company in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Underwriter or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, its directors or officers or any person controlling the Company and (iii) acceptance of and payment for any of the Offered Securities.

VIII.

This Agreement shall be subject to termination in the absolute discretion of the Managers, by notice given to the Company, if (a) after the execution and delivery of the Underwriting Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options

Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, (iv) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services or (v) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the judgment of the Managers, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (v), such event, singly or together with any other such event, makes it, in the judgment of the Managers, impracticable to market the Offered Securities on the terms and in the manner contemplated in the Prospectus.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase the Offered Securities which it or they have agreed to purchase hereunder, and the aggregate principal amount of the Offered Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Offered Securities, the other Underwriters shall be obligated severally in the proportions which the amounts of the Offered Securities set forth opposite their names in the Underwriting Agreement bear to the aggregate principal amount of the Offered Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Managers may specify, to purchase the Offered Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase; provided that in no event shall the principal amount of the Offered Securities which any Underwriter has agreed to purchase hereunder be increased pursuant to this Article VIII by an amount in excess of one-ninth of such principal amount of the Offered Securities without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase the Offered Securities which it or they agreed to purchase hereunder and the aggregate principal amount of the Offered Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is more than one-tenth of the aggregate principal amount of the Offered Securities, and arrangements satisfactory to Managers and the Company for the purchase of such Offered Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or of the Company. In any such case either the Managers or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph or any such termination shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

IX.

If this Agreement shall be terminated by the Underwriters or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement, with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with the Offered Securities.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Article VII hereof, and will survive delivery of and payment for the Offered Securities. The provisions of Article VII hereof and this Article IX hereof shall survive the termination or cancellation of this Agreement.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Article VII hereof, and no other person will have any right or obligation hereunder.

The Company hereby acknowledges that (a) the purchase and sale of the Offered Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering of the Offered Securities and the process leading up to the offering of the Offered Securities is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

The Company and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

X

As used in this Agreement, the following terms shall have the following meanings:

“Act” shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the prospectus included in the Registration Statement and referred to in Article I hereof contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in the Underwriting Agreement, (iv) the final term sheet prepared and filed pursuant to paragraph (c) of Article V hereof, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time set forth in the Underwriting Agreement, which shall also be deemed to be the date and time that the Underwriting Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus that is used prior to the filing of the Prospectus, together with the Base Prospectus.

“Prospectus” shall mean the prospectus supplement relating to the Offered Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in Article I hereof, including exhibits and financial statements and any prospectus supplement relating to the Offered Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Rule 158,” “Rule 163,” “Rule 164,” “Rule 172,” “Rule 401,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430B,” “Rule 433,” “Rule 436,” “Rule 456” and “Rule 457” and refer to such rules under the Act.

EXHIBIT A

OPINION OF ASSOCIATE GENERAL COUNSEL OF THE COMPANY

The opinion of Associate General Counsel (or another lawyer) of the Company, to be delivered pursuant to paragraph (c) of Article IV of the document entitled Textron Inc. Underwriting Agreement Standard Provisions (Common Stock), shall be to the effect that:

(a)                                  the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and Prospectus, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify does not have a Material Adverse Effect;

(b)                                 each of Bell Helicopter Textron Inc., Textron Financial Corporation and The Cessna Aircraft Company (the “Significant Subsidiaries”) is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and Prospectus, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify does not have a Material Adverse Effect;

(c)                                  the Offered Securities have been duly authorized by the Company and, when delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement will be validly issued, fully paid and nonassessable and the issuance of the Offered Securities is not subject to any preemptive or similar rights of any securityholder of the Company under the Delaware General Corporation Law or the Restated Certificate of Incorporation;

(d)                                 the execution and delivery of, and the performance by the Company of its obligations under, the Underwriting Agreement have been duly authorized by the Company and the Underwriting Agreement has been duly executed and delivered by the Company;

(e)                                  The Company has an authorized capitalization as set forth in the Registration Statement, the Disclosure Package and the Prospectus under the heading “Capitalization”; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus; and all the outstanding shares of capital stock or other equity interests of each Significant Subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable except as otherwise described in the Registration Statement, the Disclosure Package and the Prospectus;

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(f)                                    the execution and delivery of the Underwriting Agreement by the Company and the consummation of the transactions contemplated therein will not contravene (i) any provision of applicable law (except as rights to indemnity and contribution under the Underwriting Agreement may be limited by applicable law), (ii) the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or (iii) to such counsel’s knowledge after due inquiry, any other material agreement or instrument binding on the Company or any of the Significant Subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or the Significant Subsidiaries, except, in the case of clauses (i) and (iii), such contraventions as would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the performance of this Agreement or the Offered Securities or the consummation of any of the transactions contemplated hereby or thereby, and no consent, approval or authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Underwriting Agreement, and the consummation of the transactions contemplated thereby, except such as are required pursuant to state securities or blue sky laws;

(g)                                 the statements included under the caption “Legal Proceedings” (or such other caption substantially similar thereto) in the Company’s most recent Annual Report on Form 10-K, incorporated by reference in the Preliminary Prospectus, the Prospectus and the Registration Statement insofar as they describe statements of law or legal conclusions are accurate and fairly present the information required to be shown, as of the date of filing of such report with the Commission;

(h)                                 except as disclosed in the Disclosure Package and the Prospectus, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to have a Material Adverse Effect;

(i)                                     the Registration Statement has become effective under the Act; any required filing of the Base Prospectus, any Preliminary Prospectus and the Prospectus, and any supplements thereto, pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); any required filing of the final term sheet prepared and filed pursuant to paragraph (c) of Article V of the Underwriting Agreement and any Permitted Free Writing Prospectus has been made in the manner and within the time period required by Rule 433(d); to the knowledge of such counsel, no order suspending the effectiveness of the Registration Statement has been issued by the Commission; and

(j)                                     the documents incorporated by reference in the Disclosure Package and the Prospectus (other than the financial statements and other financial and statistical information contained therein, as to which such counsel need express no opinion), when

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they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the applicable requirements of the Exchange Act.

In addition, such opinion shall state that such counsel, together with other members of the Company’s legal staff, has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company and with representatives of the Underwriters and counsel for the Underwriters at which the contents of the Registration Statement, the Disclosure Package and the Prospectus and related matters were discussed and, although such counsel need not pass upon or assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Disclosure Package or the Prospectus and need not make any independent check or verification thereof (other than as specified in subparagraphs (c), (d) and (h) above insofar as the captions referred to therein relate to provisions of documents), on the basis of the foregoing, no facts have come to the attention of such counsel that cause such counsel to believe that (i) the Registration Statement, at the Effective Date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Prospectus, as of its date and, as amended or supplemented, if applicable, as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the Disclosure Package, as of the Execution Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that such counsel need not express any opinion as to the financial statements, schedules and other financial and statistical data that has been included in or excluded from the Registration Statement, the Disclosure Package or the Prospectus or that part of the Registration Statement that constitutes the Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended.

Terms capitalized herein and not otherwise defined shall have the meanings assigned to them in the Textron Inc. Underwriting Agreement Standard Provisions (Common Stock). In rendering such opinion, such counsel may rely as to matters of fact, to the extent he deems proper, on certificates of responsible officers of the Company and public officials.

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